UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pitney Bowes Inc.

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On April 27, 2023, Pitney Bowes Inc. (the “Company”) issued the following press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). A copy of the press release can be found below:

Pitney Bowes Comments on Proxy Advisory Firm Recommendation

Urges Shareholders to Vote FOR Pitney Bowes’ Eight Director Nominees as well as Katie May on the GOLD Proxy Card

Strongly Disagrees with ISS’ Recommendation; Believes that it Would Result in an Extreme and Destabilizing Level of Change

STAMFORD, Conn., April 27, 2023 – Pitney Bowes (the “Company”) (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today issued the following statement in response to proxy advisory firm Institutional Shareholder Services’ (“ISS”) recommendation in connection with the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2023:

We strongly disagree with ISS’ voting recommendation, which we believe would result in an extreme and destabilizing level of change at Pitney Bowes. Nevertheless, we are pleased that ISS recognized in its report the decisive strategic actions taken by the Pitney Bowes Board and management team over the past decade. ISS wrote1:

•	“…it is clear that PBI has in fact undergone significant transformation over the past decade…the leadership team should be given credit for attempting to refocus.”

•

“PBI trimmed and refocused legacy operations as part of the process, and it is not clear that the dissident’s view on the correct strategy for Presort and SendTech is more compelling than that of incumbent leadership.”

Furthermore, ISS commended the Board’s corporate governance, including its Board refreshment program, saying2:

•	“There are few major controversies with the headline corporate governance structure.”

•	“…the board deserves credit for maintaining a regular refreshment program since 2015...”

•	“The board implicitly recognized the need for change when it announced refreshment initiatives in March…”

Over the past decade, Pitney Bowes has undergone a significant amount of transformation to our business as well as our Board, and we do not believe that shareholders would be well served by following ISS’ recommendation.

•

Pitney Bowes has already implemented significant changes to the Board. Our recommended director nominees include a strong, engaged, and diverse set of directors, with a balanced mix of experience, skills, leadership expertise, and new perspectives. If our recommended director nominees (including Katie May) are elected, our Board will be 88.9% independent and 66.7% diverse, with an average tenure of approximately 5.3 years. Pitney Bowes’ recent Board refreshments include:

•	Electing new directors Darrell Thomas and Steven D. Brill to the Board.

•	Supporting the election of Hestia director nominee Katie May at the 2023 Annual Meeting.

•	Electing Robert M. Dutkowsky to succeed Michael I. Roth as Non-Executive Chairman.

[1]	Permission to use quotations neither sought nor obtained.
[2]	Permission to use quotations neither sought nor obtained.

•	Announcing that Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz will not stand for re-election.

•

If shareholders were to follow ISS’ recommendation, Pitney Bowes’ Board would be destabilized. Six of nine directors would have joined the Board this year, the average tenure of the non-executive directors would be ~one year, and the longest tenure of the non-executive directors would be five years. Pitney Bowes would lose its Chair of the Board, Chair of the Governance Committee, and Chair of the Executive Compensation Committee. This means that every single Committee Chair and Board Chair would be new to the role as of the Annual Meeting. Moreover, we believe Hestia’s nominees (with the exception of Katie May) lack the necessary experience and skills to execute Pitney Bowes’ strategy and enhance long-term value for shareholders.

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We are not satisfied with our TSR, either. That said, in its analysis ISS concedes that Pitney Bowes actually outperformed its peer median on a three-year trailing basis by 18.3%. ISS fails to take into account that our TSR has been dragged down in recent years due to the COVID-19 pandemic, supply chain disruptions and China lock-down – which affected Pitney Bowes disproportionally due to our significant international operations, particularly in China. As the world normalizes slowly, we fully expect our TSR to recover to previous levels.

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Our independent directors hold management accountable. ISS’ criticism that Mr. Lautenbach, Mr. Dutkowsky, and Ms. Sanford decades ago worked at IBM fails to appreciate that IBM was an organization with around 450,000 employees at the time. At no time did Mr. Lautenbach, Mr. Dutkowsky, and Ms. Sanford work together at IBM, nor did they report to one another. And our new Chairman Mr. Dutkowsky has a proven track record of terminating underperforming CEOs, including ex-IBM employees.

The Board believes that its eight director nominees and Hestia nominee Katie May are the right Board to lead the Company forward and to support Marc Lautenbach as he continues to drive Pitney Bowes’ strategic transformation and create sustainable value for shareholders.

VOTE THE GOLD PROXY CARD TODAY FOR ALL PITNEY BOWES’ RECOMMENDED DIRECTOR NOMINEES

The Board urges all shareholders to vote “FOR” all the nominees recommended by the Pitney Bowes Board (all eight Company nominees and the recommended Hestia nominee, Katie May) on the GOLD proxy card today. All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 are entitled to vote in connection with the Annual Meeting. Please vote using one of the following methods:

Vote Online Go to the website identified on the enclosed GOLD proxy card or voting instruction form.	Vote by Mail If you received your Annual Meeting material by mail, you also may choose to grant your proxy by completing, signing, dating, and returning the enclosed GOLD proxy card.

For more information about the 2023 Annual Meeting, please visit: www.VoteforPitneyBowes.com. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.